Exhibit 9

Item 3 Common Share Issuances pursuant to Dividend Reinvestment Plan

Pruco Life Insurance Company participates in the dividend reinvestment plan (the "DRIP") of the Issuer, through which holders of Common Shares may choose to have cash dividends or cash distributions automatically reinvested in Common Shares and, consequently, was issued additional Common Shares in lieu of receiving cash payments as follows:

Class of Shares	Date of DRIP Reinvestment	Amount Reinvested	Price per Share	Number of Shares
Class I Common Shares	12/02/2024	$1,564,769.08	$24.88	62,892.648
Class I Common Shares	01/02/2025	$1,296,643.99	$24.93	52,011.391
Class I Common Shares	02/03/2025	$1,425,641.42	$24.93	57,185.777

PGIM Strategic Investments, Inc. participates in the DRIP of the Issuer, through which holders of Common Shares may choose to have cash dividends or cash distributions automatically reinvested in Common Shares and, consequently, was issued additional Common Shares in lieu of receiving cash payments as follows:

Class of Shares	Date of DRIP Reinvestment	Amount Reinvested	Price per Share	Number of Shares
Class D Common Shares	12/02/2024	$148.84	$25.33	5.876
Class D Common Shares	01/02/2025	$122.85	$25.38	4.84
Class D Common Shares	02/03/2025	$135.74	$25.39	5.346
Class S Common Shares	12/02/2024	$142.16	$25.35	5.608
Class S Common Shares	01/02/2025	$121.23	$25.40	4.773
Class S Common Shares	02/03/2025	$128.51	$25.40	5.059